Exhibit 5.1

March 9, 2018

Superconductor Technologies Inc.

9101 Wall Street, Suite 1300

Austin, TX 78754

Re:	Registration Statement on Form S-3
Commission File No. 333-202702

Ladies and Gentlemen:

We have acted as counsel to Superconductor Technologies Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of (i) 1,190,000 shares of its common stock, par value $0.001 per share (the “Common Stock” and such initial shares of Common Stock issued, the “Shares”) and (ii) pre-funded warrants to purchase an aggregate of 391,000 shares of Common Stock (the “Pre-funded Warrants”). The Shares and Pre-funded Warrants are included in a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 12, 2015 (Registration No. 333-202702) (the “Registration Statement”). The Shares and Pre-funded Warrants are issued pursuant to a prospectus supplement dated March 6, 2018 (the “Prospectus Supplement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and reviewed only such documents, records and matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein. Insofar as the opinion set forth herein is based on factual matters in connection with, among other things, the issuance of the Shares and the Pre-funded Warrants, which factual matters are authenticated in certificates from certain officers of the Company, we have relied on such certificates. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that, as of the date hereof:

1.	The issuance of the Shares have been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions, the Registration Statement and the Prospectus Supplement, and pursuant to the terms of the Securities Purchase Agreement filed as an exhibit to the Company’s Current Report on Form 8-K filed March 9, 2018 (the “Securities Purchase Agreement”), the Shares will be validly issued, fully paid and nonassessable.

2.	The Pre-funded Warrants have been duly authorized for issuance and, when the Pre-funded Warrants are issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement, the Pre-funded Warrants will have been duly executed and delivered by the Company and will constitute valid and legally binding obligations of the Company.

11355 West Olympic Boulevard, Los Angeles, California 90064-1614 Telephone: 310.312.4000 Fax: 310.312.4224

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Superconductor Technologies, Inc.

March 9, 2018

3.	The shares of Common Stock issuable upon exercise of the Pre-funded Warrants (the “Pre-funded Warrant Shares”) have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the provisions of the Pre-funded Warrants, including the payment of the exercise price therefor, the Pre-funded Warrant Shares will be validly issued, fully paid and nonassessable.

“Resolutions” means the resolutions of the Board of Directors of the Company, and/or a duly authorized committee thereof, relating to, among other things, the registration and issuance, as applicable, of the Shares and the Pre-funded Warrants, certified by an officer of the Company. In rendering the foregoing opinion, we have assumed that upon the issuance of any of the Shares or the Pre-funded Warrant Shares, the total number of shares of common stock of the Company issued and outstanding will not exceed the total number of shares of common stock of the Company that the Company is then authorized to issue under its Restated Certificate of Incorporation, as amended.

We express no opinion as to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, the current internal laws of the State of New York and the Federal securities laws of the United States of America. Further, this opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Pre-Funded Warrants.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and the prospectus supplement relating to the Shares and the Pre-funded Warrants and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed March 9, 2018. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Securities Act.

Very truly yours,

/s/ MANATT, PHELPS & PHILLIPS, LLP
Manatt, Phelps & Phillips, LLP